Exhibit 21

Subsidiaries of

American States Water Company

Golden State Water Company

American States Utility Services, Inc.

Fort Bliss Water Services Company

Old Dominion Utility Services, Inc.

Terrapin Utility Services, Inc.

Palmetto State Utility Services, Inc.

Old North Utility Services, Inc.

Chaparral City Water Company

California Cities Water Company, Inc.